UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2016

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 42nd Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of April 25, 2016, the Board of Directors (the “Board”) of Ares Commercial Real Estate Corporation, a Maryland corporation (the “Company”), appointed Rand S. April as an independent Class III director to fill the vacancy on the Board following the death of Michael H. Diamond in January 2016.  The Board also appointed Mr. April to serve as a member of the Nominating and Governance Committee of the Board.

On and effective as of April 25, 2016, the Board increased the size of its Board from seven to eight members and appointed James E. Skinner as an independent Class III director to fill the vacancy created by such increase.  The Board also appointed Mr. Skinner to serve as a member of the Audit Committee and the Compensation Committee of the Board.

The initial terms of each of Messrs. April and Skinner, as Class III directors, will expire at the 2018 annual meeting of stockholders of the Company. The Board has determined that each of Messrs. Skinner and April is “independent” within the meaning of the independence standards of the Securities and Exchange Commission (the “SEC”) and the rules of the New York Stock Exchange (“NYSE”). As a result of the appointments of Messrs. April and Skinner to the Board, a majority of the Board is now comprised of independent directors and the Company believes it has regained compliance with Section 303A.01 of the NYSE Listed Company Manual. As independent directors, Messrs. April and Skinner will each receive the same compensation as that provided to the Company’s other independent directors, as described in detail in the Company’s other filings with the SEC.

Mr. April, 65, was a Partner of Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm, from 1981 until 2013 and served as the Managing Partner of Skadden’s Los Angeles office from 1994 until 2012. Subsequent to Mr. April’s retirement as a Partner in 2013 he was Of Counsel of Skadden until April 2016. During his time at Skadden, Mr. April had an extensive real estate and finance practice, regularly advising both U.S. and international clients in transactions involving a wide variety of real estate asset classes. He has extensive experience with the public and private offering of various types of real estate securities, including REIT and securitized debt offerings. Mr. April is also a longtime board member and former Chairman of Public Counsel Law Center, the nation’s largest pro bono law firm serving the indigent, where he was interim President and Chief Executive Officer in 2015, and is a board member of Town Hall Los Angeles, where he served as Chairman from 2010 to 2011. He currently serves as a member of the Advisory Board of the Los Angeles Sports and Entertainment Commission. Mr. April holds a B.A., phi beta kappa, from Northwestern University and a J.D. from Columbia University School of Law, where he was a Harlan Fiske Stone Scholar. Mr. April’s extensive experience as a partner of a major international law firm and as a real estate and finance lawyer advising companies, including REITs in transactions involving a wide variety of real estate asset classes, will provide the Board with valuable knowledge and insight into the real estate industry.

Mr. Skinner, 62, held various senior management positions with The Neiman Marcus Group LLC from June 2005 until his retirement in March 2016, including serving as Vice Chairman between May 2015 and March 2016, Executive Vice President, Chief Operating Officer and Chief Financial Officer between October 2010 and May 2015, and prior to that date served as Executive Vice President and Chief Financial Officer of The Neiman Marcus Group, Inc. from October 2001 to October 2005. Mr. Skinner served as Senior Vice President and Chief Financial Officer of CapRock Communications Corp. in 2000, and served as Executive Vice President, Chief Financial Officer and Treasurer of CompUSA Inc. from 1994 until 2000. Mr. Skinner also served as a partner with Ernst & Young from 1987 until 1991. Mr. Skinner serves on the board of directors of Fossil Group, Inc. (NASDAQ:FOSL), a global design, marketing and distribution company of consumer fashion accessories. Mr. Skinner holds a B.B.A. from Texas Tech University and is a certified public accountant in Texas. Mr. Skinner will provide the Board with extensive leadership experience obtained from his service as a chief financial officer of large organizations and extensive knowledge in accounting, finance, real estate, capital markets, strategic planning and risk management.

The Company issued a press release on April 26, 2016 announcing the independent director appointments, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 26, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      April 26, 2016

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 26, 2016